EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC.

ANNOUNCES LOSS FOR 2011

COLDWATER, MICHIGAN, January 30, 2012—Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank, today announced a loss for the year ended December 31, 2011 of ($743,000) compared to a net loss of ($11.2 million) for the same period a year ago. Basic and diluted losses per share for the year ended December 31, 2011 were ($.37) compared to basic and diluted losses per share of ($5.68) for the same period in 2010. Contributing to the loss for the year ended December 31, 2011 was a loss for the quarter ended December 31, 2011 of ($863,000) based on net loss available to common shareholders compared to a net loss available to common shareholders of ($400,000) for the quarter ended December 31, 2010. Basic and diluted loss per share for the quarter ended December 31, 2011 were ($.43) compared to basic and diluted losses per share of ($.20) for the same period in 2010.

The bank’s quarterly losses were principally due to an increase in tax valuation of approximately $100,000 against the Company’s deferred tax asset, an impairment charge of $101,000 on an investment in a low cost housing project and the provision for loan and lease losses, of $429,000 of which approximately $200,000 was due to the adoption of a more conservative methodology of valuing Other Real Estate Owned (OREO). Higher taxes on OREO, legal fees associated with the divestiture or restructuring of problem loans, and start-up costs associated with the opening of three new loan production offices also contributed to the loss.

“The significantly diminished loss in 2011, combined with the positive trends in the loan portfolio, reflect the bank’s continued focus on asset quality improvement, and on the building of core income producing assets and activities,” stated Rick DeVries, President and CEO of Monarch Community Bancorp, Inc. and Monarch Community Bank. “In 2011 we had our fourth external commercial loan review, with no recommendations for additional charge-offs or provisions for loan losses, and no recommendations for downgrades in credits or changes to policies and procedures. During 2011 the Bank opened three new residential loan production offices located in Okemos, Portage and St. Joseph, Michigan. A number of additional offices are schedule to be opened during the first quarter of 2012.”

Total interest income decreased from $3.0 million in the fourth quarter of 2010 to $2.4 million in the fourth quarter of 2011. This $621,000 decrease is largely due to the decrease in earning assets from period to period. Total interest expense declined $488,000 from $1.2 million in the fourth quarter of 2010 to $750,000 in the fourth quarter of 2011. This was due to the overall cost of funds decreasing by 52 basis points and a decrease in higher cost Federal Home Loan Bank advances. The combined effect of these changes resulted in net interest income decreasing from $1.8 million for the fourth quarter in 2010 to $1.6 million in the fourth quarter of 2011.

The net interest margin for the fourth quarter of 2011 increased 24 basis points to 3.23% compared to 2.99% for the same period in 2010. The net interest margin for 2011 increased 8 basis points to 3.04% compared to 2.96% for the same period in 2010. The improvement in the margin continues to be largely due to the decline in cost of funds as the management continues to monitor cost of funds.

Net interest income after the provision for loan losses decreased $568,000, for the three months ended December 31, 2011 compared to the same period in 2010. For the three months ended December 31, 2010, the Bank recorded a recovery of provision for loan losses of $6,000 compared to a provision of $429,000 recorded in the fourth quarter of 2011. The increased level of provision was attributable to the increased level of other real estate owned and the associated charge off activity. Approximately $200,000 of the provision was due to the adoption of a more conservative methodology of valuing OREO. The Company continues to monitor real estate dependent loans and focus on asset quality. Non-performing assets totaled $13.2 million at the end of the fourth quarter of 2011, a decrease of $3.8 million from December 31, 2010. Net charge offs for the quarter ended December 31, 2011 were $931,000 compared to $2.8 million for the same period in 2010. Year to date 2011 net charge offs totaled $2.9 million compared to $10.5 million for the same period a year ago.

Non-interest income for the quarter ended December 31, 2011 increased $94,000, or 10.55%, from $891,000 to $985,000 compared to the same period a year ago. This increase is largely attributable to a decrease in an impairment charge from $335,000 to $101,000 taken on an investment in a low cost housing project. Non-interest income for the year ended December 31, 2011 increased $273,000, or 7.4%, compared to the same period in 2010.

Noninterest expense increased $58,000, or 2.1% for the quarter ended December 31, 2011 compared to the same period a year ago. The increase is primarily due to an increase in salaries and employee benefits due to the staffing of the new loan origination offices. Noninterest expense increased $100,000, or 1.0%, for the year ended December 31, 2011 compared to the same period ending a year ago.

Total assets were $208.1 million at December 31, 2011 compared to $256.9 million at December 31, 2010. Total loans decreased $34.3 million (18.8%), to $148.5 million at December 31, 2011 from $182.8 million at December 31, 2010. Deposits decreased $31.8 million, or (15.46%), to $174.2 million during the fourth quarter from $206.0 million at of the end of 2010. This reflects the planned reduction in higher cost brokered certificates of deposit. Core deposits, including checking, savings and money market accounts, have remained stable period over period.

Stockholders’ equity decreased by $876,000 at December 31, 2011 compared to December 31, 2010. The Bank must meet certain minimum capital requirements to satisfy federal and state laws. Monarch Community Bank’s capital ratios for December 31, 2011 were as follows, tier 1 leverage ratio: 5.27% and total risk based ratio: 9.50%. In May of 2010, the Bank agreed with FDIC to develop a plan to increase its tier 1 leverage ratio to 9% and total risk based ratio to 11%. The Bank is pursuing all opportunities to raise capital and was considered adequately capitalized according to the FDIC definition as of December 31, 2011.

Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956

Monarch Community Bancorp, Inc.

Condensed Balance Sheet

(Unaudited)

	December 31,
	2011	2010
Assets
Cash and cash equivalents	$24,111	$41,974
Securities	15,906	15,341
Loans	149,148	183,461
Other assets	18,941	16,092

Total assets	$208,106	$256,868

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$174,185	$206,028
Borrowings	20,175	$36,350
Other liabilities	2,604	2,472

Total liabilities	196,964	244,850

Stockholders’ equity	11,142	12,018

Total liabilities and stockholders’ equity	$208,106	$256,868

Monarch Community Bancorp, Inc.

Condensed Statement of Income

(Unaudited)

	Year Ended December 31,
	2011	2010
Interest Income	10,486	12,837
Interest Expense	3,638	5,372

Net Interest Income	6,848	7,465
Provision for Loan Losses	733	11,602

Net Interest Income After Provision for Loan Losses	6,115	(4,137)
Noninterest Income	3,970	3,697
Noninterest Expense	10,337	10,237
Income—Before income taxes	(252)	(10,677)
Income Taxes	101	205

Net Income	$(353)	$(10,882)

Dividends and amortization of discount on preferred stock	$390	$354
Net Income (loss) available to common stock	$(743)	$(11,236)

Earnings Per Share
Basic	$(0.37)	$(5.68)

Diluted	$(0.37)	$(5.68)